Exhibit 11


                           SONAT INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                     Three Months                       Six Months
                                                                    Ended June 30,                    Ended June 30,
                                                                1996              1995            1996              1995
                                                                          (In Thousands Except Per-Share Amounts)

         Primary Earnings Per Share(1)

Net Income                                                      $40,595          $17,341           $86,164          $54,958
                                                                =======          =======           =======          =======

Common Stock and Common Stock Equivalents:

    Weighted Average Number of Shares
       of Common Stock Outstanding                               86,208           86,371            86,168           86,361
    Common Stock Equivalents Applicable
       to Outstanding Stock Options                               1,492              981             1,247              832
                                                                 ------          -------            ------          -------

    Weighted Average Number of Shares
       of Common Stock and Common Stock
       Equivalents Outstanding                                   87,700           87,352            87,415           87,193
                                                                =======          =======           =======          =======


Primary Earnings Per Share                                        $ .46          $   .20             $ .99          $   .63
                                                                  =====          =======             =====          =======























(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown may not agree with primary earnings per share shown on the Condensed Consolidated Statements of Income in Part I.